As filed with the Securities and Exchange Commission
on September 6, 2002
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

VIAD CORP

(Exact name of registrant as specified in its charter)

Delaware	36-1169950
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1850 North Central Avenue, Phoenix, Arizona 85004
(Address of Principal Executive Office Including Zip Code)

1997 VIAD CORP OMNIBUS INCENTIVE PLAN,
AS AMENDED THROUGH MAY 14, 2002
(Full title of plan)

Scott E. Sayre
Vice President-General Counsel and Secretary
Viad Corp
1850 North Central Avenue, Phoenix, Arizona 85004
(602) 207-4000
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
TITLE OF	AMOUNT	MAXIMUM	MAXIMUM
SECURITIES TO	TO BE	OFFERING	AGGREGATE	AMOUNT OF
BE	REGISTERED	PRICE PER	OFFERING	REGISTRATION
REGISTERED	(2)	SHARE (3)	PRICE (3)	FEE

Common Stock(1) $1.50 par value	4,000,000 shares	$21.43	$85,720,000	$7,886.24

(1)	This Registration Statement also pertains to Rights to purchase shares of Junior Participating Preferred Stock of the Registrant (the “Rights”). One Right is included with each share of Common Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred along with and only with such securities. Thereafter, separate Rights certificates will be issued representing one Right for each share of Common Stock held, subject to adjustment pursuant to antidilution provisions.

(2)	Includes an indeterminate number of shares of Common Stock that may be issuable by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(3)	The amounts are based upon the average of the high and low sale prices for the Common Stock as reported on the New York Stock Exchange on September 3, 2002, and are used solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN PROSPECTUS

         The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents previously filed by Viad Corp (the “Registrant”) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated in this Registration Statement by reference:

         1.     The Annual Report on Form 10-K filed by the Registrant for the year ended December 31, 2001.

         2.     The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002, filed with the SEC on May 1, 2002, and August 5, 2002, respectively.

         3.     The Registrant’s Current Reports on Form 8-K dated January 24, 2002, February 21, 2002, and August 6, 2002.

         4.     The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-B filed with the SEC pursuant to Section 12 of the Exchange Act on February 25, 1992.

         5.     The description of the Registrant’s Shareholder Rights Plan contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Exchange Act on February 28, 2002.

         In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The legality of the securities offered pursuant to this Registration Statement has been passed upon for the Registrant by Scott E. Sayre, Vice President-General Counsel and Secretary of the Registrant. Mr. Sayre owns, and has options to purchase, shares of Common Stock of the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Registrant provides that each person who is or was or had agreed to become a director or officer of the Registrant, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors of the Registrant (the “Board”) or an officer of the Registrant as an employee or agent of the Registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Registrant, in accordance with the Bylaws, to the full extent permitted from time to time by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. In addition, the Registrant may enter into one or more agreements with any person providing for indemnification greater or different than that provided in the Certificate of Incorporation.

         The Bylaws of the Registrant (the “Bylaws”) provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Registrant to the fullest extent authorized by Delaware law as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; however, except as described in the following paragraph with respect to Proceedings to enforce rights to indemnification, the Registrant will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board.

         Pursuant to the Bylaws, if a claim described in the preceding paragraph is not paid in full by the Registrant within thirty days after a written claim has been received by the Registrant, the claimant may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claims. The Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Registrant) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware (the “Delaware Law”) for the Registrant to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Registrant. The Certificate of Incorporation and the Bylaws provide that any such determination will be made by independent legal counsel selected by the claimant, approved by the Board (which approval may not be unreasonably withheld) and retained by the Board on behalf of the Registrant. Neither the failure of the Registrant (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware Law, nor an actual determination by the Registrant (including the Board, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         The Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws permit the Registrant to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware Law. The Registrant has obtained directors and officers liability insurance providing coverage to its directors and officers. In addition, the Bylaws authorize the Registrant, to the extent authorized from time to time by the Board, to grant rights to indemnification, and rights to be paid by the Registrant the expenses incurred in defending any Proceeding in advance of its final disposition, to any agent of the Registrant to the fullest extent of the provisions of the Bylaws with respect to the indemnification and advancement of expenses of directors, officers and employees of the Registrant.

         The Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Registrant the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if Delaware law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding will be made only upon delivery to the Registrant of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

         The Registrant has entered into indemnification agreements with each of the Registrant’s directors. The indemnification agreements, among other things, require the Registrant to indemnify the officers and directors to the fullest extent permitted by law, and to advance to the directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Registrant must also indemnify and advance all expenses incurred by directors seeking to enforce their rights under the indemnification agreements, and cover directors under the Registrant’s directors’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and the Bylaws, it provides greater assurance to directors that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board or by the stockholders to eliminate the rights it provides, an action that is possible with respect to the relevant provisions of the Bylaws, at least as to prospective elimination of such rights.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8. EXHIBITS.

Exhibit
Number	Description
4.1	Restated Certificate of Incorporation of the Registrant filed as Exhibit 3.A to Registrant’s 1996 Form 10-K.*

4.2	Bylaws, as amended through November 19, 1998, of the Registrant filed as Exhibit 3.B to Registrant’s 1998 Form 10-K.*

4.3	1997 Viad Corp Omnibus Incentive Plan, As Amended Through May 14, 2002, incorporated by reference to Exhibit 10.A to Form 10-Q filed on August 5, 2002.*

4.4	Rights Agreement, dated as of February 28, 2002, between Registrant and Wells Fargo Bank Minnesota, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 to Form 8-A filed on February 28, 2002.*

5	Opinion of the Registrant’s General Counsel as to the legality of securities offered under the 1997 Viad Corp Omnibus Incentive Plan, As Amended Through May 14, 2002.

23.1	Independent Auditors’ Consent, Deloitte & Touche LLP.

23.2	Consent of Counsel (contained in the Opinion of the Registrant’s General Counsel, Exhibit 5 hereto).

24	Power of Attorney (included on signature page of this Registration Statement).

* Incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

         (a)  The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)  The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXPERTS.

         The financial statements incorporated in this Registration Statement on Form S-8 by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the consolidated financial statements for the fiscal years ended December 31, 2000 and 1999) and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, and State of Arizona, on the 15th day of August, 2002.

VIAD CORP

By:	/s/ Robert H. Bohannon

Robert H. Bohannon Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

         Each person whose signature appears below hereby authorizes and appoints Ellen M. Ingersoll, as his attorney-in-fact, with full power of substitution and resubstitution, to sign and file on his or her behalf individually and in each such capacity stated below any and all amendments and post-effective amendments to this Registration Statement, as fully as such person could do in person, hereby verifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

Principal Executive Officer

/s/ Robert H. Bohannon Robert H. Bohannon	Director; Chairman of the Board, President and Chief Executive Officer	8/15/02

Principal Financial and Accounting Officer

/s/ Ellen M. Ingersoll Ellen M. Ingersoll	Chief Financial Officer	8/15/02

Directors

/s/ Jess Hay Jess Hay	August 15, 2002

/s/ Judith K. Hofer Judith K. Hofer	August 15, 2002

/s/ Donald E. Kiernan Donald E. Kiernan	August 15, 2002

/s/ Jack F. Reichert Jack F. Reichert	August 15, 2002

/s/ Linda Johnson Rice Linda Johnson Rice	August 15, 2002

/s/ Douglas L. Rock Douglas L. Rock	August 15, 2002

/s/ Timothy R. Wallace Timothy R. Wallace	August 15, 2002

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Restated Certificate of Incorporation of the Registrant filed as Exhibit 3.A to Registrant’s 1996 Form 10-K.*

4.2	Bylaws, as amended through November 19, 1998, of the Registrant filed as Exhibit 3.B to Registrant’s 1998 Form 10-K.*

4.3	1997 Viad Corp Omnibus Incentive Plan, As Amended Through May 14, 2002, incorporated by reference to Exhibit 10.A to Form 10-Q filed on August 5, 2002.*

4.4	Rights Agreement, dated as of February 28, 2002, between Registrant and Wells Fargo Bank Minnesota, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 to Form 8-A filed on February 28, 2002.*

5	Opinion of the Registrant’s General Counsel as to the legality of securities offered under the 1997 Viad Corp Omnibus Incentive Plan, As Amended Through May 14, 2002.

23.1	Independent Auditors’ Consent, Deloitte & Touche LLP.

23.2	Consent of Counsel (contained in the Opinion of the Registrant’s General Counsel, Exhibit 5 hereto).

24	Power of Attorney (included on signature page of this Registration Statement).

* Incorporated herein by reference.